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                                                                    Exhibit 10.4


                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT dated as of March 5, 1998 between Grove Worldwide LLC, a Delaware limited liability company ("Grove"), and Salvatore J. Bonanno ("Executive").

      WHEREAS, Grove Investors LLC, a Delaware limited liability company (the "Parent"), Grove Holdings LLC, a Delaware limited liability company ("Holdings"), and Grove (collectively, the "Company") desire that Grove employ Executive and enter into an agreement embodying the terms of such employment (the "Agreement"); and

      WHEREAS, Executive desires to accept such employment and enter into such an Agreement;

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

      1. Term of Employment. Executive shall be employed by Grove for a period commencing on the date of closing (the "Closing") of Grove's acquisition of stock and/or assets constituting the Grove Worldwide businesses directly or indirectly owned by Hanson PLC (the "Business") and ending at the end of the day before the second anniversary of the date of the Closing. The term of this Agreement (the "Employment Term") shall be extended for successive two-year periods thereafter unless Executive's employment is earlier terminated pursuant to Section 9
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or unless Executive or Grove shall have given notice of its intention not to extend the Employment Term not later than six months prior to the end of any such two-year period (including the initial two-year period).

      2. Position.

            (a) Executive shall serve as Chief Executive Officer of Grove. Executive shall be responsible for directing and overseeing all operations of Grove, shall at all times be the highest ranking officer of Grove, and shall otherwise perform such duties and exercise such powers commensurate wit his position as shall be reasonably determined from time to time by the Board of Directors of Grove (the "Grove Board"). Executive shall report directly to the Grove Board. Executive's principal place of employment shall be the executive offices of Grove which are presently located in Shady Grove, Pennsylvania, and Executive shall perform his duties hereunder principally from such executive offices of Grove, subject to reasonable travel requirements.

            (b) During the Employment Term, Executive shall devote all of his business time and best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise, without the prior written consent of the Grove Board, with the sole exception that Executive may continue to serve as a member of the Board of Directors of Foamex International Inc., provided that such service does not interfere with Executive's ability or availability to perform his duties hereunder. Nothing in this provision shall limit or restrict Executive from performing uncompensated services for or serving on the board of, any charitable, religious or non-profit organization, so
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long as it does not interfere with Executive's ability or availability to perform his duties hereunder, and consent of the Grove Board shall not be required therefor.

      3. Base Salary. Subject to Section 9, during the Employment Term Grove shall pay Executive a base salary at the initial rate of $500,000 per annum, payable in installments in accordance with the usual payment practices of Grove. For fiscal years of Grove beginning after the Closing, Executive shall be entitled to such increases, if any, in his base salary as may be determined from time to time in the sole discretion of the Grove Board. Executive's base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

      4. Additional Payments.

            (a) Additional Bonus. Grove shall pay to Executive $450,000 in cash on each of March 31, 1999 and March 31, 2000, provided that Executive has not voluntarily terminated his employment hereunder (other than for Good Reason) and Executive's employment has not been terminated by Grove for Cause on or prior to each such payment date.

            (b) Payment for Stock Options. No later than 120 days following the Closing, Grove shall pay to Executive an amount in cash equal to the positive difference, if any, between the fair market value of shares of stock of the company for which Executive was employed next preceding his employment by Grove (the "Previous Employer") under option to Executive which were not exercisable by Executive as of the announcement of Executive's termination of employment for the Previous Employer (the "Announcement") and the exercise price for such stock under such options. The parties agree that as of the Announcement there were 44,754 such
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shares under option at an exercise price of $6 7/8 per share and 50,000 such shares under option at an exercise price of $11 1/8 per share. For purposes of this paragraph, the fair market value of a share of stock of the Previous Employer shall be the average closing price of a share of the Previous Employer's stock on the stock exchange on which such shares are principally traded for the ten trading days prior to the Announcement or, if a going-private transaction is announced within 90 days of the Announcement, the price paid for a share of stock of the Previous Employer in such transaction.

            (c) Relocation Costs. Grove shall purchase Executive's home at the address listed on the signature page hereto from Executive for $675,000, which represents the cost of such home to Executive plus the cost to Executive of all improvements to such home which could be added to Executive's cost basis in such home Grove shall reimburse Executive for his reasonable costs of relocating to the Shady Grove, Pennsylvania area in accordance with Grove's executive relocation policy.

      5. Cash Incentive Compensation. During the Employment Term with respect to each fiscal year of Grove ending after the Closing (each a "Fiscal Year"), Executive shall be entitled to earn and be paid by Grove cash incentive compensation ("Incentive Compensation"), subject to his continued employment at the end of such Fiscal Year and the attainment of financial objectives developed by the Grove Board, all under the terms of a Short Term Incentive Plan to be established by Grove (the "STIP") attached hereto as Exhibit A. The Target Bonus for the Executive under the STIP for a Fiscal Year shall be 100% of the Executive's Base
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Salary paid during such Fiscal Year. Under no circumstances may Executive's
Target Bonus for a year be reduced below 100% of his Base Salary for such year. If there is any inconsistency between the terms of the STIP and the terms of this Employment Agreement, the terms of this Employment Agreement shall control.

      6. Employee Benefits, Business Expenses and Perquisites. During Executive's employment hereunder, Executive shall be provided employee benefits (including, without limitation, fringe benefits, vacation, retirement plan participation, life, health, accident and disability insurance and tax preparation) (collectively, "Employee Benefits"). Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by Grove in accordance with Grove's policies as in effect from time to time. During Executive's employment hereunder, Grove shall pay for Executive's initiation and membership fees in a country club of Executive's choice in the Shady Grove, Pennsylvania area.

      7. Securities Investment.

            (a) On the Closing Date, Executive shall purchase from Holdings a common membership interest in Holdings for a minimum aggregate purchase price of $1,500,000 (the "Aggregate Purchase Price") at the same price per Common Interest as paid by the Parent at the Closing. Such purchased interest is hereinafter referred to as the "Purchased Interest."

            (b) Grove shall provide a loan to Executive in an amount to be agreed upon between Grove and Executive. The loan shall be evidenced by a full
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recourse note in the form attached as Exhibit B hereto (the "Note") and by a
Loan and Pledge Agreement in the form of Exhibit C hereto (the "Pledge Agreement").

      8. Stock Options.

            (a) As of the Closing Date Grove shall grant to Executive, pursuant to a Management Option Plan (the "Option Plan") to be adopted by Holdings, a nonqualified option (the "Option") to purchase units of membership interest in Holdings equal to 2.0% of the total common membership interests in Holdings (determined as of the Closing Date, and after giving effect to the interests represented by all purchased equity) (the "Option Interest") at a per unit exercise price (the "Exercise Price") equal to the Parent's per unit cost to acquire Holdings pursuant to the Purchase Agreement. The terms of the Option shall be determined under the Option Plan, attached hereto as Exhibit E. Upon exercise of the Option, (i) Executive's capital account in Holdings shall be credited with the exercise price paid by Executive and (ii) Executive shall be entitled to receive special priority allocations of income under the LLC Agreement so as to cause Executive's capital account balance to be proportionate (by reference to percentage interests) to the capital account balances associated with the other equity holders of Holdings. The LLC Agreement shall provide for such special allocations. This special priority allocation will be subordinate to the priority allocations in favor of other investors for the purpose of restoring losses to their capital accounts. If there is any inconsistency between the terms of the Option Plan and the terms of this Employment Agreement, the terms of this Employment Agreement shall control.
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            (b) During Executive's employment on and after March 13, 2006,
Executive may elect to sell to Grove some or all of the Common Interests purchased by him pursuant to the Option Plan by so notifying Grove, provided that Grove shall not be required to purchase Common Interests pursuant to this section with a Fair Market Value in excess of $10 million in any 12-month period. The purchase price for such Common Interests shall be the Fair Market Value (as defined in the Option Plan) of such Common Interests on the date of such sale to Grove.

      9. Termination.

            (a) For Cause by Grove. (i) Executive's employment hereunder may be terminated by Grove for "Cause." For purposes of this Agreement, "Cause" shall mean (I) Executive's failure substantially to perform his duties hereunder or to follow reasonable, lawful directions of the Grove Board, (II) willful misconduct or willful malfeasance by Executive in connection with his employment, (III) Executive's conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any State thereof, or any other crime involving moral turpitude or (IV) Executive's material breach of any of the provisions of this Agreement or the LLC Agreement (or any successor Agreement). A termination described in clause (III) shall be effective immediately, and a termination described in clause (I), (II) or (IV) shall be subject to the following procedures: after receiving the notice, Executive shall have 10 business days to respond to the notice by either curing the defect or providing his version or explanation of events. If, notwithstanding Executive's response, Grove still wishes to terminate Executive's employment for Cause, it may do so following such 10 business
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day period. Such notice must specify why Grove continues to believe Executive is guilty of the alleged conduct.

                  (ii) If Executive is terminated for Cause, he shall be entitled to receive his Base Salary through the date of termination (together with any Incentive Compensation earned with respect to any previously completed Fiscal Year which remains unpaid as of such date of termination) and Executive shall be entitled to no other salary or Incentive Compensation payments under this Agreement. Any benefits or payments under any other agreement (including those attached hereto) or employee benefit plan of Grove shall be determined under the terms of such other agreement or benefit plan.

            (b) Disability or Death. (i) Executive's employment hereunder shall terminate upon his death or, upon 30 days' notice before or after the completion of the relevant time period, if Executive becomes physically or mentally incapacitated and is therefore unable (or will as a result thereof, be unable) for a period of six consecutive months or for an aggregate of nine months in any 18 consecutive month period to perform the essential functions of his job, with reasonable accommodations (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of a Disability as to which Executive and Grove cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Grove. If Executive and Grove cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to Grove and Executive shall be final and
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conclusive for all purposes of the Agreement. During the period when such determination is being made, Executive shall remain an employee and be compensated as such in full; provided that Executive does not unduly prolong or delay such determination.

                  (ii) Upon termination of Executive's employment hereunder during the Employment Term for Disability, Executive shall receive from Grove
(x) his Base Salary (at the rate in effect immediately prior to his termination of employment) through the end of the month in which such termination occurs,
(y) any Incentive Compensation earned with respect to any previously completed Fiscal Year which remains unpaid as of such date of termination, and (z) a pro-rata amount of any Incentive Compensation that would otherwise become due in respect of the Fiscal Year in which such termination occurs based on the number of days in such Fiscal Year during which Executive was employed prior to the termination of employment, calculated in a manner consistent with the STIP and to be paid to Executive as of the date such Incentive Compensation would otherwise have been payable. Executive shall be entitled to no other salary or Incentive Compensation payments under this Agreement. Any benefits or payments under any other agreement (including those attached hereto) or employee benefit plan of Grove shall be determined under the terms of such other agreement or benefit plan.

                  (iii) Upon termination of Executive's employment hereunder during the Employment Term as a result of death, Executive's estate shall receive from Grove (x) his Base Salary at the rate in effect at the time of Executive's death through the end of the month in which his death occurs, (y) any Incentive
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Compensation earned with respect to any previously completed Fiscal Year which remains unpaid as of such date of termination, and (z) a pro-rata amount of any Incentive Compensation that otherwise would become due in respect of the Fiscal Year in which such termination occurs based on the number of days in such Fiscal Year during which Executive was employed prior to the termination of employment, calculated in a manner consistent with the STIP and to be paid to Executive as of the date such Incentive Compensation would otherwise have been payable. Executive's estate shall be entitled to no other salary or Incentive Compensation payments under this Agreement. Any benefits or payments under any other agreement (including those attached hereto) or employee benefit plan of Grove shall be determined under the terms of such other agreement or benefit plan.

            (c) Without Cause by Grove or For Good Reason. (i) Executive's employment may be terminated by Grove other than for Cause during the Employment Term on 10 business days' written notice. If Executive's employment is terminated by Grove without Cause (other than by reason of Disability or death) or by Executive for Good Reason (as defined below), Executive shall receive (w) continued payment of Base Salary at the rate in effect immediately prior to such termination for 24 months following such termination, (x) any Incentive Compensation earned with respect to any previously completed Fiscal Year which remains unpaid as of such date of termination, (y) an amount of any Incentive Compensation determined based on monthly EBITDA Targets (as defined in the STIP), actual results and Base Salary, in each case paid for the completed months of employment during the Fiscal Year in which such termination occurs paid within 30 days following such termination and
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(z) monthly payments for 24 months equal to 1/12 of Executive's Target Bonus amount in effect for the year of termination of employment, regardless of actual operating results during such period. Executive shall be entitled to no other salary or Incentive Compensation payments under this Agreement. Any benefits or payments under any other agreement (including those attached hereto) or employee benefit plan of Grove shall be determined under the terms of such other agreement or benefit plan.

                 (ii) For purposes of this Agreement, "Good Reason" shall mean

                        (A) Any material breach by Grove of the provisions of this Agreement, including but nor limited to, any reduction by Grove in Executive's Base Salary or Incentive Compensation opportunity described in
Section 4 to which Executive does not consent;

                        (B) Any material diminution in Executive's job duties or responsibilities; or

                        (C) The relocation of the principal executive offices of Grove to a location more than 30 miles outside of Shady Grove, Pennsylvania; provided that any event described above shall not be deemed to constitute Good Reason unless Executive shall have notified Grove in writing of the occurrence of such event(s) and Grove shall have failed to have cured or taken steps to cure such event(s) within 10 business days of its receipt of such written notice.

            (d) Termination by Executive. If Executive terminates his employment with Grove for any reason (other than for Good Reason) during the
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Employment Term, Executive shall be entitled to the same payments he would have received if his employment had been terminated by Grove for Cause.

            (e) Limitation on Certain Payments. In the event Grove reasonably determines that any amount to be paid to Executive following his employment under this Agreement or under any other plan or agreement of Grove constitutes a "parachute payment" under Code section 280G(b)(2), then the amount payable hereunder and/or under any other plan or agreement of Grove shall be reduced to the extent Grove reasonably determines to be necessary to ensure that all amounts payable to Executive are fully deductible by Grove and not subject to the excise tax described in Code section 4999.

            (f) Termination of Agreement Term. Upon the termination of the Employment Term pursuant to Section 1, Executive's employment shall end. If the termination of the Employment Term was initiated by Grove, it shall be treated as Termination of Employment without Cause. If the termination of the Employment Term was initiated by Executive, it shall be treated as Termination by Executive Without Good Reason. Upon termination of the Employment Term, Grove shall have no further obligations to Executive other than to make the payments described in
Section 9. Any continuation of Executive's employment beyond the end of the Employment Term shall be employment at will which may be terminated by Grove or Executive at any time and shall not extend any of the provisions of this Agreement, provided, however, that the provisions of Sections 10, 11, 12 and 13(a) through (d) shall survive any termination of the Employment Term or this Agreement.
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            (g) Notice of Termination Any termination of employment or, pursuant to Section 9(f), this Agreement by Grove or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 13(i) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

            (h) Mitigation. Following the termination of his employment under any of the above clauses of this Section 9, Executive shall have no obligation to seek subsequent employment. If Executive does obtain subsequent employment, Grove shall nevertheless be required to pay Executive in full as set forth above, and there shall be no offset for monies received by Executive from any subsequent employment or from any other source.

      10. Non-Competition. (a) Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary and that, by reason of his employment hereunder, Executive will acquire confidential information and trade secrets concerning the operation of Grove. Accordingly, for all purposes hereunder or in respect hereof, Executive agrees that during the term of his employment hereunder and for a period of 24 months following such termination of employment Executive will not, directly or indirectly, as an officer, director, stockholder, partner, member, associate, employee, consultant, owner, agent, creditor, co-venturer or otherwise, become or be interested in or be associated with
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any other corporation, firm or business engaged, in any geographical area in which Grove is engaged during the term of his employment or at the date of his termination of employment, in a "Competitive Business" with that of Grove at such time. A Competitive Business shall mean any business which derives 30% or more of its revenue directly or indirectly from designing, manufacturing, selling and/or providing customer support for, mobile hydraulic cranes, self-propelled aerial work platforms and truck-mounted cranes. Executive's ownership, directly or indirectly, of not more than five percent of the issued and outstanding stock of any corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market, shall not in any event be deemed to be a violation of the provisions of this
Section 10 and the ownership of securities by Executive of Grove shall not be deemed to be a violation of this Section 10. For purposes of this Section 10 the term "Grove" shall also mean any affiliate (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, or any successor rule) of Grove.

            (b) Executive agrees, during the period set forth in paragraph (a), that be shall not, on behalf of himself or any business he is interested in or associated with, employ or otherwise engage, or seek to employ or engage, any senior executive (i.e., direct reports) employed by Grove at any time during the preceding 12 months.

            (c) It is expressly understood and agreed that although Executive and Grove consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this
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Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

      11. Confidentiality. Executive will not at any time (whether during or after his employment with Grove) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Grove, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Grove generally, and shall not make disparaging statements about Grove, its businesses, products, officers, employees or owners; provided, that the foregoing shall not apply (i) to information which is not unique to Grove or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant, (ii) to information, the disclosure of which Executive did not know, and did not have reason to know, could be damaging to the reputation or business and affairs of Grove, (iii) to information which Executive is required to disclose to any governmental or judicial authority, (iv) to
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information that could be lawfully obtained, compiled or recreated by a third party unaffiliated with Grove for a reasonable cost and with reasonable effort; or (v) information known to Executive prior to his employment with Grove. Executive agrees that upon termination of his employment with Grove for any reason, be will return to Grove immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of Grove, except that he may retain personal notes, notebooks calendars, address books and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Grove. For purposes of this Section 11, the term "Grove" shall also mean any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933, as amended or any successor rule) of Grove; provided that the restrictions set forth in this Section 11 shall only apply to Grove's "affiliates" with respect to confidential information disclosed to Executive in the performance of his duties hereunder.

      12. Specific Performance. Executive acknowledges and agrees that Grove's remedies at law for a breach or threatened breach of any of the provisions of
Section 10 or 11 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Grove shall be entitled to obtain equitable relief in the form of specific performance. temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided however, the foregoing shall not prevent Executive from contesting the issuance of any such
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injunction on the ground that no violation or threatened violation of Section 10 or 11 has occurred.

      13. Miscellaneous.

            (a) LLC Agreement. Executive hereby acknowledges that any membership interest in Grove acquired by Executive pursuant to Section 7 or the Option described in Section 8 shall be held by Executive subject to the terms and conditions of the LLC Agreement or any successor agreement thereto. To the extent the provisions of this Agreement and the Agreements described in the Exhibits hereto are more restrictive than the provisions set forth in the LLC Agreement, the provisions of this Agreement and the Agreements described in the Exhibits hereto shall control.

            (b) Other Obligations/Representation by Counsel. Executive represents and warrants that neither Executive's execution of this Agreement nor Executive's performance of Executive's obligations hereunder will conflict with, violate or otherwise be inconsistent with any other contractual obligation, other than pursuant to the Employment Agreement dated June 26, 1995 between Executive and the Previous Employer, or, to the best of his knowledge, any other obligation, that would prohibit Executive from entering into or performing any of his obligations under this Agreement. Executive represents that he has been fully represented by counsel in negotiating and entering into this Agreement. The provisions of this paragraph 13(b) shall survive any termination of this Agreement.

            (c) Governing Law/Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
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Any controversy or claim arising out of or relating to this Agreement shall be determined by arbitration conducted in New York in accordance with the Commercial Rules of the American Arbitration Association then obtaining, and judgment upon any award rendered may be entered in any court having jurisdiction thereof. The decision of the arbitrators shall be final and binding upon the parties hereto.

            (d) Indemnification. To the full extent not inconsistent with applicable law and the Parent's, Holdings' and Grove's governing documents, in the event that Executive is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Grove, or is or was serving at the request of Grove, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Grove, shall indemnify Executive and hold him harmless, against all expenses (including reasonable costs and attorneys' fees), judgments, fines and amounts paid in settlement (with Grove's consent, not to be unreasonably withheld) actually and reasonably incurred by him, as and when incurred, in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Grove and, with respect to any criminal action or proceeding reasonably did not believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Executive did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of Grove, or that, with respect to any
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criminal action or proceeding, Executive reasonably believed that his conduct was unlawful. The provisions of this Section 13(d) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance. These provisions shall continue in effect after Executive has ceased to be an officer or director of Grove.

            (e) Entire Agreement/Amendments. This Agreement, including exhibits, contains the entire understanding of the parties with respect to the employment of Executive by Grove. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be amended except by written instrument signed by the parties hereto.

            (f) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

            (g) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

            (h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Grove, but neither this Agreement nor any rights or
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obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by Grove, except that following the Closing Date, Grove may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock or assets of, or common ownership interests in, the Parent, Holdings or Grove, if such successor expressly agrees to assume, or otherwise assumes by application of law, the obligations of Grove hereunder.

            (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement and delivered by telecopy with written confirmation of receipt thereof, provided that all notices to Grove shall be directed to the attention of the Parent with a copy to the Secretary of Grove, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            (j) Withholding Taxes. Grove may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

            (k) Third Party Beneficiaries. Nothing in this Agreement shall create third party beneficiary rights in any person.
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            (l) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            (m) Termination of Agreement. If the Closing fails to occur within 180 days of the signing of a definitive agreement to purchase the Business, or if such signing does not occur within 180 days of the date of this Agreement, this Agreement shall be of no effect.
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            IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

                              SALVATORE J. BONANNO
                              837 Lindy Lane
                              Bala Cynwyd, PA 19004


                              /s/ SALVATORE J. BONANNO
                              ---------------------------------------



                              GROVE WORLDWIDE, LLC


                              By:    /s/ Brad Henske
                              ---------------------------------------
                              Title: President
                                     Grove Holdings LLC